Exhibit 99.1

INmune Bio Inc. Announces Publication in Cell Reports Demonstrating XPro™ Promotes Remyelination

Data from Animal Model Study Demonstrate XPro™ converts microglia from a demyelinating cell to a remyelinating cell

Multi-year study published has implications for many CNS diseases including Alzheimer’s

Boca Raton, Florida, Oct. 24, 2024 (GLOBE NEWSWIRE) --  INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage inflammation and immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, announces the publication of a seminal paper in the journal Cell Reports that demonstrates XPro1595 promotes remyelination in an animal model of demyelinating disease. The study, Microglia Regulate Cortical Remyelination via ΤNFR1-Dependent Phenotypic Polarization, was performed under the direction of Leslie Probert PhD, Head of Immunology at the Hellenic Pasteur Institute in Athens Greece, and is the culmination of several years of work supported by EU research grants.

Myelin is necessary for fast and efficient communication between neurons. Loss of myelin compromises neuron function and communication and is a key step in the neurodegenerative process of many CNS diseases, including Alzheimer’s Disease.

“Activated microglia play a central role in both demyelination and remyelination,” said Dr. Probert, senior author of the publication. “Our data identify solTNF as a critical cytokine checkpoint that converts microglia from a reparative, remyelinating cell to a damaging, demyelinating cell. These data suggest that blocking soluble TNF is a promising strategy for treating demyelinating diseases.”

“Demyelination is a core mechanism of neurodegeneration that has been overlooked in Alzheimer's disease, despite the evidence that it’s a critical element of the disease's pathology,” said RJ Tesi MD, CEO of INmune Bio. “These new data further support the potential for XPro1595 in neurodegenerative diseases by restoring glia function to improve key components of neurodegeneration at multiple levels, including restoration of synaptic function, remyelination, and ceasing cell loss.”

INmune anticipates reporting top-line cognitive results of an ongoing blinded randomized Phase II in Early AD patients in the first half of 2025.

About Demyelination in Alzheimer's Disease

Research shows that demyelination occurs in various brain regions critical for cognition in AD patients. This damage is often associated with the presence of amyloid-beta (Aβ) plaques, suggesting that myelin loss may precede or accompany the classic pathological changes seen in AD. Changes in myelin structure can be detected even before the onset of typical AD symptoms. Advanced imaging techniques have revealed alterations in myelin density and integrity in individuals at risk for AD, indicating that demyelination might serve as an early biomarker for the disease. The mechanisms underlying myelin damage in AD involve oligodendrocyte dysfunction, which can lead to the breakdown of myelin sheaths. This breakdown not only affects neuronal health but may also contribute to the accumulation of Aβ, creating a feedback loop that exacerbates both myelin loss and neurodegeneration. Studies utilizing techniques like myelin water fraction imaging have shown significant reductions in myelin integrity among individuals with mild cognitive impairment and dementia, reinforcing the notion that demyelination is prevalent in AD.

About INmune Bio Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. XPRO, the first of several DN-TNF products, is in clinical trials to determine if it can treat patients with Mild Alzheimer’s disease. Additional therapeutic indications including d treatment-resistant depression and oncology will be pursued when resources allow. The Natural Killer Cell Priming Platform includes INKmune™, a therapy developed to prime a patient’s NK cells to treat patients with cancer. INKmune uses a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies. The INKmune trial is enrolling patients into a US Phase I/II trial in men with metastatic castrate resistant prostate cancer. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO (858) 964-3720
info@inmunebio.com

Daniel Carlson
Head of Investor Relations
(415) 509-4590
dcarlson@inmunebio.com

Investor Contact:

Mike Moyer
Managing Director – LifeSci Advisors
mmoyer@lifesciadvisors.com